Exhibit 10.2

PEPSIAMERICAS, INC.
DEFERRED COMPENSATION PLAN FOR DIRECTORS
(as amended and restated effective January 1, 2008)

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INTRODUCTION
     Purpose. The purpose of this Plan is to establish a method for the deferral of compensation by the Directors of PepsiAmericas. Inc. This will assist the Company in attracting and retaining as members of its Board of Directors those persons whose abilities, experience, and judgment will contribute to the continued progress of the Company. The Plan is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended.
     Effective Date. This Plan is a continuation, amendment and restatement of the Company’s Deferred Compensation Plan for Directors originally adopted March 20, 1970, and subsequently amended from time to time. The effective date of the restated Plan as described herein is January 1, 2008.

ARTICLE 1
DEFINITIONS
     As used herein, the following words and phrases shall have the meaning indicated unless otherwise defined or required by the context:
     Section 1.1 “Administrator” shall mean the individual(s) that the Board appoints as Administrator.
     Section 1.2 “Agreement” shall mean the Deferred Compensation Election Form between a Participant and the Company. The terms of such Agreement shall outline the amount of compensation that a Participant elects to defer and shall enumerate any terms or requirements specifically applicable for such Participant.
     Section 1.3 “Annual Enrollment Period” shall mean with respect to any Plan Year, the period prior to the first day of the Plan Year (or, in the case of those notified of first eligibility during a Plan Year, the period ending thirty (30) days thereafter) during which a Director must enroll (in accordance with Section 2.2) in order to make deferrals for the Plan Year.
     Section 1.4 “Beneficiary” shall mean the recipient or recipients last designated by the Participant in writing, on forms provided by the Administrator and filed with the Administrator, who shall receive any benefit payable under the Plan upon the death of such Participant. If no such designation of Beneficiary has been received by the Secretary prior to the date of death of the Participant or in the event all such designated Beneficiaries shall fail to survive the Participant, any such benefit shall be payable in a lump sum in accordance with the provisions of Sections 4.3.
     Section 1.5 “Board” shall mean the Board of Directors of the Company.
     Section 1.6 “Change of Control” shall be deemed to have occurred if:
(a)	any one person or more than one person acting as a group acquires ownership of stock of the Company that, together with the stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company, other than a merger in which the holders of the Company’s common stock immediately prior to the merger have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the merger. However, if any one person or more than one person acting as a group, is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the Company or to cause a change in the effective control of the Company; or

(b)	any one person, or more than one person acting as a group acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing thirty percent (30%) percent or more of the total voting power of the stock of the Company; or

(c)	any one person, or more than one person acting as a group acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company and/or a direct or indirect subsidiary that has a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Company and all of its direct or indirect subsidiaries, taken as a whole, immediately prior to such acquisition or acquisitions;

(d)	any one person, or more than one person acting as a group acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) stock of one or more direct or indirect subsidiaries of the Company where the total gross fair market value of the assets of such subsidiary(ies) is equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Company and all of its direct or indirect subsidiaries, taken as a whole, immediately prior to such acquisition or acquisitions; or

(e)	a majority of the members of the Company’s or a direct or indirect subsidiary’s Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Company’s or the relevant subsidiary’s Board prior to the date of the appointment or election.
     Notwithstanding (a), (b), (c) or (d) above, a proposed transaction wherein PepsiCo, Inc. would acquire a less than fifty percent (50%) interest in the common stock of the Company or its successor shall not constitute a Change of Control.
     Section 1.7 “Cash Account” shall mean the sub-account of the Individual Account that contains the Participant’s deferred Cash Compensation.
     Section 1.8 “Cash Compensation” shall mean the amount paid to the Director in cash.
     Section 1.9 “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
     Section 1.10 “Company Stock” shall mean the common stock of the PepsiAmericas, Inc. Company.
     Section 1.11 “Company” shall mean PepsiAmericas, Inc., a Delaware corporation and its successors and assigns.
     Section 1.12 “Deferred Compensation” shall mean the amount credited to the Participant’s Individual Account.
     Section 1.13 “Director” shall mean a non-employee Director of the Company.

     Section 1.14 “Effective Date” shall mean the effective date of the Plan, which was March 20, 1970. “Restatement Effective Date” means January 1, 2008.
     Section 1.15 “Entry Date” shall mean the date that Participant first meets the eligibility and participation requirements of Section 2.1 and 2.2.
     Section 1.16 “Equity Account” shall mean the sub-account of the Individual Account that contains the Participant’s deferred Equity Compensation.
     Section 1.17 “Equity Compensation” shall mean the amount paid to a Director in the form of Company Stock.
     Section 1.18 “Individual Account” shall mean the total amount standing to the credit of a Participant on the Company’s books pursuant to the terms of the Plan.
     Section 1.19 “Participant” shall mean a Director with a Cash Account or Equity Account under the Plan.
     Section 1.20 “Payment Date” shall mean the first day of the month following a Director’s Separation from Service.
     Section 1.21 “Plan Year” shall mean the twelve (12) month period commencing each January 1 and ending each December 31.
     Section 1.22 “Plan” shall mean the PepsiAmericas, Inc. Deferred Compensation Plan for Directors as contained herein and as amended from time to time.
     Section 1.23 “Separation from Service” shall mean the separation from service by the Participant within the meaning of Code Section 409A.
     Section 1.24 “Unforeseen Hardship” shall mean a Participant’s severe financial hardship resulting from an unforeseeable emergency such as (a) an illness or accident of the Participant or the Participant’s spouse or dependent, (b) the loss of the Participant’s property because of casualty, or (c) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, as determined by the Administrator.
     Section 1.25 “Valuation Date” shall mean the last day of the Plan Year.
ARTICLE 2
PLAN ELIGIBILITY AND PARTICIPATION
     Section 2.1 Eligibility. All Directors of the Company are eligible to participate in this Plan on the date that they become a Director.
     Section 2.2 Participation. A Director shall become a Participant upon execution of an Agreement during the Annual Enrollment Period.

ARTICLE 3
CONTRIBUTION CREDITS AND VESTING
     Section 3.1 Elective Deferral Contributions. During the Annual Enrollment Period, a Participant may elect to defer up to one hundred percent (100%) of his/her annual Cash Compensation and/or Equity Compensation by entering into an Agreement with the Company and specifying in such Agreement the source and percentage of such contributions. Such contributions shall be credited to the Cash Account or Equity Account of the Participant’s Individual Account.
     Section 3.2 Vesting. A Participant shall be 100% vested in all amounts deferred to his or her Individual Account; provided however, a Director shall forfeit permanently any payment of Deferred Compensation to which he would be entitled for any month or portion thereof in which he engages, either as an officer, director, employee, proprietor, partner, shareholder owning more than 10% of the capital stock of any corporation, or consultant, in any business competitive with that being carried on by the Company, as determined by the Board in its sole discretion at the time payment of Deferred Compensation is to be made.
     Section 3.3 Individual Accounts. The Administrator shall establish and maintain an Individual Account in the Company’s financial books and records in the name of each Participant, and the Administrator shall credit this Individual Account with Deferred Compensation elected by a Participant in accordance with this Article 3 and the Participant’s Agreement. Such Individual Account shall be a record keeping account.
     Section 3.4 Interest.
(a)	The Administrator shall credit the Cash Account with interest compounded annually as of each Valuation Date based upon the prime rate of interest as reported in The Wall Street Journal on the last day of the Plan Year.

(b)	Monthly distributions from the Cash Account shall be calculated by, first, determining the total value of the Cash Account and accrued interest as provided in (a) above to the Payment Date. To this amount (the Principal) shall be applied an interest rate equal to the simple average of the Prime Rate of interest as reported in The Wall Street Journal, on December 31 of each of the three years immediately preceding the Payment Date, with the principal and interest at such rate amortized over the monthly payments to be made to the Director in accordance with a standard amortization table such that each monthly payment shall be in an equal amount.

(c)	No interest shall be credited with respect to the Equity Account. Dividends payable with respect to the Company Stock shall be credited to the Equity Account.
     Section 3.5 Administrative Expenses. All administrative expenses for the maintenance of this Plan shall be paid by the Company, with no allocation to, or crediting against the Individual Accounts.

     Section 3.6 Equitable Procedures. The Administrator shall establish regular procedures for the purpose of making the credits and adjustments as needed to Individual Accounts provided for in this Article 3.
     Section 3.7 Unfunded Status of Plan. This Plan is intended to be unfunded and the crediting of a Participant’s Individual Account in the Company’s financial records does not in any way obligate the Company to set aside money to pay such obligation. Benefits payable under the Plan are payable from the general assets of the Company, though the Company retains the right in its discretion to establish a trust (including a Rabbi Trust), ensure that assets will be available to pay benefits at the time they become due. Any such assets will be held in the name of the Company, or the trustee and will be subject to the claims of the general creditors of the Company.
ARTICLE 4
BENEFITS
     Section 4.1 Entitlement to Benefits. Except as otherwise provided below, or in the Participant’s Agreement, a Participant shall be entitled to payment on the Payment Date of a benefit equal to the value of his/her entire vested Individual Account. A Participant shall be vested in accordance with Section 3.2.
     The Company agrees to pay to the Participant or his/her Beneficiary the amount credited to his/her Individual Account in accordance with the applicable provisions below. In the event that multiple sections of this Article 4 could potentially apply, benefits to the Participant or his/her Beneficiary shall only be payable under the single most applicable section of Article 4, as determined by the Administrator.
     Section 4.2 Deferred Compensation Benefit.
(a)	Election of Form of Payment. All distributions shall be in accordance with the Participant’s Election of Form of Payment less any distributions made due to an Unforeseen Hardship, as specified in the Participant’s Election of Form of Payment and beginning on the Payment Date. Monthly installment payments will be made on the first day of the month.

(b)	Cash Compensation. A Participant can elect to receive payment upon Separation from Service or on a date specified by the Participant. Payment can be either in a lump sum or in monthly installments. Payment shall commence on the Payment Date. If no installment option is selected, payment shall be made over thirty six months.

(c)	Equity Compensation. A Participant can elect to receive payment in a lump sum on the Payment Date or on a date specified by the Participant, provided such date is at least six months later than the date the Equity Compensation is awarded to the Participant.
     Section 4.3 Death Benefit. In the event of the Participant’s death prior to the Participant’s Payment Date or the full payment from the Cash Account, the Participant’s

Beneficiary will receive a lump sum distribution in an amount equivalent to the balance of the Participant’s Individual Account, determined as of the most recent Valuation Date preceding the Participant’s date of death. Payment shall be made on the first day of the month following the Participant’s death.
     Section 4.4 Change of Control Benefit.
(a)	In the event that a Participant is a Director upon the occurrence of a Change of Control, and notwithstanding the Participant’s election in accordance with Section 4.2, the Participant shall receive a lump sum payment in an amount equivalent to the balance of the Participant’s Individual Account, determined as of the most recent Valuation Date preceding the date of the Change of Control. Payment shall be made on the first day of the month following the Change of Control.

(b)	In the event that a Change of Control occurs following a Participant’s Separation from Service and notwithstanding the Participant’s election in accordance with Section 4.2, the Participant shall receive a lump sum payment in an amount equivalent to the remaining balance of the Participant’s Individual Account determined as of the most recent Valuation Date preceding the date of the Change of Control. Payment shall be made on the first day of the month following the Change of Control.
     Section 4.5 Unforeseen Hardship Distribution. In the event of a Participant’s Unforeseen Hardship, the Participant may elect to receive a lump sum benefit distribution payment of an amount equivalent to the amount necessary to satisfy such Unforeseen Hardship (and to cover taxes reasonably anticipated to result from the distribution), provided that such withdrawal distribution takes into account the extent to which the Unforeseen Hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets.
     Section 4.6 Election to Change the Form of a Distribution. The form of payment election is irrevocable, unless the Participant executes a Payment Election Change Form as to either the time or form of payment, or both. To be effective, the Payment Election Change Form must be executed and filed with the Administrator at least twelve (12) months before the commencement of distributions and the new form of payment must be at least five (5) full years later than the previous selected form. For purposes of applying the five-year period described above, the initial election of installment payments shall be treated as a single payment. A Participant may execute a Payment Election Change Form at any time provided that each such form meets the rules set out in this Section. The most recently dated Payment Election Change Form selecting the timing and form of payment applies.
     Notwithstanding the foregoing, pursuant to Notice 2007-86, the Director may elect prior to December 31, 2008, to change his or her payment election to an alternate form of payment a payment period, or both, without regard to the requirements of the preceding paragraph; provided however such election may apply only to amounts that would not otherwise be payable in 2008 and may not cause an amount to be paid in 2008 that would not otherwise be payable in 2008.

ARTICLE 5
PLAN ADMINISTRATION
     Section 5.1 Authority of Administrator. The Administrator shall administer, construe and interpret the Plan in its sole discretion, and taking into account the applicable terms of the Plan. The construction and interpretation of any provision of the Plan by the Administrator shall be final and binding upon all persons. The authority of the Administrator shall specifically include, but not be limited to, the resolution of any issue regarding the entitlement of any individual to the payment of any benefit under the Plan.
     Section 5.2 Delegation. The Administrator and/or the Board may, in their sole discretion, delegate any of their duties under the Plan to an officer or employee (or committee thereof) of the Company, who shall serve in such capacity at their pleasure.
     Section 5.3 Records and Rules. The Administrator shall keep written records sufficient to reflect the identity of Participants and Individual Account balances. It shall adopt such rules as it shall deem reasonable and appropriate to the administration of the Plan.
     Section 5.4 Claims Procedure. Claims for benefits under the Plan shall be filed with the Administrator on forms supplied by the Administrator. If the Administrator shall determine that benefits applied for by a Participant or Beneficiary shall be denied either in whole or in part, the following provisions shall govern:
(a)	Notice of Denial. Written notice of the disposition of a claim shall be furnished to the claimant within ninety (90) days after the application is filed. If special circumstances require an extension of time for processing the initial claim, a written notice of the extension and the reason therefore shall be furnished to the claimant before the end of the initial ninety (90) day period. In no event shall such extension extend beyond ninety (90) days. The Administrator shall, upon its denial of a claim for benefits under the Plan, provide the claimant with written notice of such denial setting forth (1) the specific reason or reasons for the denial, (2) specific reference to pertinent Plan provisions upon which the denial is based, (3) a description of any additional material or information necessary for the claimant to perfect the claim, and (4) an explanation of the claimant’s rights with respect to the claims review procedure as provided in subsection (b) of this Section 5.4.

(b)	Claims Review. In the event a claim for benefits is denied or if the claimant has had no response to such claim within ninety (90) days of its submission (in which case the claim for benefits shall be deemed to have been denied), the claimant with respect to whom a claim is denied or his duly authorized representative shall, upon written notice of such denial, have the right to (1) request a review of the denial of benefits by written notice delivered to the Administrator within sixty (60) days of the receipt of written notice of denial or sixty (60) days from the date the claim is deemed to be denied, (2) review pertinent documents, and (3) submit issues and comments in writing.

(c)	Decision on Review. The Administrator shall, upon receipt of a request for review submitted by the claimant in accordance with subsection (b), appoint at its complete discretion a suitable experienced committee for the purpose of conducting such review, and provide the claimant with written notice of the decision reached by the said committee setting forth the specific reasons for the decision and specific references to the provisions of the Plan upon which the decision is based. Such notice shall be delivered to the claimant not later than sixty (60) days following the receipt of the claimant’s request, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but, in the event that the Administrator shall determine that a hearing is needed, not later than one hundred twenty (120) days following receipt of such request. If such an extension of time is required, written notice of the extension shall be furnished to the claimant before the end of the original sixty (60) day period. If the decision on review is not furnished within the time specified above, the claim shall be deemed denied on review.
     Section 5.5 Legal Incompetence. If any Participant or Beneficiary is a minor, or is in the judgment of the Administrator otherwise legally incapable of personally receiving and giving a valid receipt for any payment due him hereunder, the Administrator may, unless and until a claim shall have been made by a guardian or conservator of such person duly appointed by a court of competent jurisdiction, direct the Company that payment be made to such person’s spouse, child, parent, brother or sister, or other person deemed by the Administrator to be a proper person to receive such payment. Any payment so made shall be a complete discharge of any liability under the Plan for such payment.
     Section 5.6 Correction of Errors. If any change in records or error results in any Participant or Beneficiary receiving from the Plan more or less than s/he would have been entitled to receive had the records been correct or had the error not been made, the Administrator, upon discovery of such error, shall correct the error by adjusting, as far as is practicable, the payments in such a manner that the benefits to which such person was correctly entitled shall be paid.
     Section 5.7 Duration of Appointment. Once appointed, an individual shall continue to act as the Administrator of the Plan until the earlier of: (a) the date that the individual terminates employment with the Company, (b) the date that the individual delivers to the Company written notice of his or her resignation from the position as Administrator, or (c) the date that the individual is otherwise removed at the direction of the Board.
ARTICLE 6
PLAN AMENDMENT, TERMINATION AND
DISCONTINUANCE OF CONTRIBUTIONS
     Section 6.1 Amendment of Plan. The Board shall have the right at any time to modify, alter or amend the Plan in whole or in part; provided that no amendment shall have the effect of reducing the benefit available to a Participant under the terms of the Agreement between that Participant and the Company. Except as required by law, any change in an

Agreement or the Plan which would affect a Participant’s right to all amounts credited to his/her Individual Account may only be made by mutual consent of the Company and any affected Participants. In no event shall an amendment create an acceleration of payment of deferred compensation except to the extent and subject to the requirements permitting acceleration under Code Section 409A.
     Section 6.2 Suspension and Termination of Plan; Discontinuance of Contributions. Although the Company expects the Plan to be continued indefinitely, it reserves the right to suspend and/or terminate the Plan at any time in its sole discretion.
     Section 6.3 Distribution upon Complete Termination and Administration Following Discontinuance of All Contribution Credits. Upon termination of the Plan, benefits equal to the current value of all Individual Accounts shall be payable by the Company in a lump sum on the first day of the month following the one-year anniversary of the Plan’s termination or as such earlier time as may be permitted under Code Section 409A. The Administrator shall cause a valuation of the Individual Accounts as of the Valuation Date immediately prior to the distribution to Participants.
ARTICLE 7
MISCELLANEOUS PROVISIONS
     Section 7.1 No Other Rights. No provision of the Plan shall be deemed to abridge or limit any rights of the Board or the Company, or to give any Participant the right to be retained as a Director. By the act of participation in the Plan, each Participant, as well as the Participant’s heirs, assigns and Beneficiary, shall be deemed conclusively to have agreed to and accepted the terms and conditions of the Plan. The Plan does not create any rights of any Participant, Participant or Beneficiary or any obligations on the part of the Company other than those set forth herein.
     Section 7.2 Nonalienation of Benefits. Except as otherwise provided by law, no benefit, payment or distribution under the Plan shall be subject either to the claim of any creditor of a Participant or Beneficiary, or to attachment, garnishment, levy, execution or other legal or equitable process, by any creditor of such person, and no such person shall have any right to alienate or make an anticipatory assignment (either at law or equity) of all or any portion of any benefit, payment or distribution under the Plan. The Plan shall not in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of any person entitled to benefits hereunder.
     In the event that any Participant’s or Beneficiary’s benefits are garnished or attached by order of any court, the Company may elect to bring an action for a declaratory judgment in a court of competent jurisdiction to determine the proper recipient of the benefits to be paid by the Plan. During the pendency of said action, any benefits that become payable may be paid into the court as they become payable, to be distributed by the court to the recipient as it deems proper at the close of said action.
     Section 7.3 Income Tax. All payments made by the Company under the terms of the Plan to any Participant or Beneficiary shall be subject to applicable federal and state income tax withholding and to such other deductions as shall at the time of such payment be required under any income tax or other law, whether of the United States or any other jurisdiction, and, in the case of payments to a Beneficiary, the delivery to the Administrator of all necessary waivers, qualifications and other documentation. Determinations by the Administrator as to withholding with respect thereto shall be binding on the Participant and any Beneficiary.
     Section 7.4 Construction. In the construction of the Plan, the masculine shall include the feminine and the singular the plural in all cases where such meanings would be appropriate.
     Section 7.5 Controlling Law. The law of the State of Minnesota shall be the controlling state law in all matters relating to the Plan and shall apply to the extent that it is not preempted by the laws of the United States of America.
     Section 7.6 Effect of Invalidity of Provision. If any provision of the Plan is held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provision had not been included.
     Section 7.7 Inurement. The Plan shall be binding upon and inure to the benefit of the Company and its successors and assigns and the Participant and any Beneficiary, their successors, heirs, executors, administrators and beneficiaries.
     Section 7.8 Nature of Participant and Beneficiary Rights. As specified in Section 3.7, the Plan is unfunded and shall at all times constitute an unsecured promise of the Company to pay benefits under the Plan as they come due. The right of a Participant or Beneficiary to receive benefits hereunder shall be solely an unsecured claim against the general assets of the Company. A Participant or Beneficiary shall have no claim against or rights in any specific assets of the Company.
     Section 7.9 Regulatory Guidance. Notwithstanding any other provision of the Plan, to the extent the Secretary of Treasury and/or Labor issues Regulations or other guidance with respect to the operation of plans such as the Plan, and such Regulations or other guidance afford discretion to the Company not specifically addressed herein, then such discretion shall be deemed to be implicit in the provisions of the Plan and the Plan may be construed and operated accordingly.
     Section 7.10 Discretion of Administrator. The Administrator shall have the sole and absolute discretion to take or forego such actions as may be necessary or appropriate for the administration of the Plan, including such actions as are described in Article 6 hereof. The exercise of such discretion shall not be subject to question or review by any person, unless such exercise was arbitrary and capricious on the part of the Administrator. However, the Administrator does not have the authority to depart from the terms of the Plan or any Agreement thereunder.
     Section 7.11 Liability and Indemnification. Neither the Administrator, the Board, nor any agent(s), appointee(s), or committee(s) thereof, shall be liable for any act or action, whether of commission or omission, taken by any other member, or by any officer, agent or employee of the Company, nor, except in circumstances involving his/her willful misconduct or gross negligence, for anything done or omitted to be done by himself/herself. In addition to any other rights of indemnification they may have, each party referenced within this Section 7.11 shall be indemnified by the Company against reasonable expenses, including attorneys’ fees and costs, incurred in connection with the defense of any claim, action, suit or proceeding, or in connection with any appeal thereof, to which they may be a party by reason of any action taken or failure to act under or in connection with the Plan. However, an individual shall not be indemnified under this Section 7.11 if the Company determines, in good faith and in accordance with standard industry practices, that the individual has engaged in gross negligence or willful misconduct in performing his or her duties with respect to the Plan.
     Section 7.12 Headings. The titles and headings of Articles and Sections of this Plan are included for convenience of reference only and are not to be considered in the construction of the provisions hereof.
     Section 7.13 Beneficiary Designation. The Participant shall name a beneficiary by completing a Beneficiary Designation Form and filing it with the Administrator. If no form is filed the Beneficiary shall be the Participant’s spouse, or if unmarried, the personal representative of the estate of the Participant.
     Section 7.14 Compliance with Code Section 409A. The Plan is intended, and shall be construed, to comply with Code Section 409A so as to avoid the excise tax penalties, interest penalties, and income inclusion rules of Code Section 409A.
     IN WITNESS WHEREOF, the Company has caused this Plan to be signed by its duly authorized officer and adopted this 30th day of December 2008, effective January 1, 2008.

PEPSIAMERICAS, INC.

By:	/s/ Anne D. Sample

Title:	Executive Vice President of Human Resources